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                               EXHIBIT 99.3

                            CFSB BANCORP, INC.
                          112 East Allegan Street
                         Lansing, Michigan  48933
                              (517) 371-2911

                         NOTICE OF SPECIAL MEETING
                        To Be Held on June 8, 1999

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of CFSB Bancorp, Inc. will be held at the Sheraton Lansing Hotel, 925 South Creyts Road, Lansing, Michigan on June 8, 1999 at 11:00 a.m., local time.

     A proxy card and proxy statement for the special meeting are enclosed.

     The special meeting is for the purpose of considering and acting upon:

          I. A proposal to adopt the Agreement and Plan of Merger dated as of February 24, 1999, between CFSB Bancorp, Inc., Old Kent Financial Corporation, and OKFC Acquisition Corporation (the "Merger Agreement"), pursuant to which CFSB will merge with a wholly owned subsidiary of Old Kent, and stockholders of CFSB will receive 0.6222 shares of Old Kent common stock and cash in lieu of fractional shares for each share of CFSB common stock held by them, as more fully described in the accompanying Prospectus and Proxy Statement.

          II. To consider and vote upon such other business as may properly come before the special meeting.

     Any action may be taken on any one of the foregoing proposals at the special meeting on the date specified above or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned. Stockholders of record at the close of business on April 22, 1999 are the stockholders entitled to vote at the special meeting and any adjournments of that meeting.

     You are requested to complete and sign the enclosed proxy card, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the special meeting in person.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/John W. Abbott
                                  John W. Abbott, Executive Vice President,
                                  Chief Operating Officer and Secretary
Lansing, Michigan
May 4, 1999

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IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE CFSB THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
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